Exhibit 99.1

HARLEY-DAVIDSON DELIVERS STRONG FULL-YEAR 2014 FINANCIAL PERFORMANCE

Diluted EPS Rises 18.3 Percent on 5.6 Percent Revenue Growth

Retail Motorcycle Sales Grow Worldwide On Strength in International Markets
MILWAUKEE, January 29, 2015 - Harley-Davidson, Inc. (NYSE:HOG) full-year 2014 diluted earnings per share increased 18.3 percent to $3.88 compared to diluted EPS of $3.28 in 2013. Net income was $844.6 million on consolidated revenue of $6.23 billion compared to full-year 2013 net income of $734.0 million on consolidated revenue of $5.90 billion. For the fourth quarter of 2014, diluted EPS increased 2.9 percent year-over-year to $0.35. Fourth quarter net income was $74.5 million on consolidated revenue of $1.20 billion compared to net income of $75.4 million on consolidated revenue of $1.19 billion in the year-ago period.

Worldwide retail sales of new Harley-Davidson motorcycles grew 2.8 percent in the fourth quarter and 2.7 percent for the full year compared to the year-ago periods, driven by strong international sales - up 9.2 percent in the fourth quarter and 5.4 percent for the full year.

“Harley-Davidson achieved a great year of financial performance in 2014, with double-digit earnings growth, revenue topping $6 billion and continued strong improvement in margins,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc.

“We also continued to broaden our customer base and expand the reach of our brand through unrivaled products and experiences. In international markets, our dealers in Asia Pacific, EMEA and Latin America posted their highest new motorcycle sales on record for each region, delivering on our expectation for international sales to grow at a faster rate than U.S. sales. And in the U.S., for the third straight year, sales to our outreach customers grew at more than twice the rate of sales to core customers.”

“Our success is the result of a clear focus on managing the company for the long term, building on our well-established strategies and driving continuous improvement in every aspect of our business,” Wandell said.

Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 47,149 new Harley-Davidson motorcycles in the fourth quarter of 2014, up 2.8 percent compared to 45,875 motorcycles in the year-ago quarter. In the U.S., dealers sold 26,957 new Harley-Davidson motorcycles in the quarter, down 1.6 percent compared to sales of 27,387 motorcycles in the year-ago period. In international markets, dealers sold 20,192 new Harley-Davidson motorcycles during the quarter, up 9.2 percent compared to sales of 18,488 motorcycles in the year-ago period, with unit sales up 14.2 percent in the Asia Pacific region, 8.7 percent in the EMEA region and 4.7 percent in the Latin America region, and down 5.7 percent in Canada.

For the full year 2014, dealers sold 267,999 new Harley-Davidson motorcycles worldwide, up 2.7 percent compared to 260,839 motorcycles in 2013. Retail unit sales were up 1.3 percent in the U.S., 11.8 percent in the Asia Pacific region, 6.4 percent in the EMEA region, 2.1 percent in the Latin America region and down 10.8 percent in Canada compared to full-year 2013.

Harley-Davidson Motorcycles and Related Products Segment Results
Fourth-Quarter Results: Operating income for the Motorcycles and Related Products segment (the Motorcycles segment) was $35.9 million in the fourth quarter of 2014 compared to operating income of $60.7 million in the year-ago period. Operating income in the quarter was primarily impacted by unfavorable foreign currency exchange rates.

Revenue from sales of motorcycles to dealers and distributors increased to $784.5 million, compared to revenue of $781.8 million in the year-ago period. The Company shipped 47,157 motorcycles worldwide during the quarter compared to shipments of 46,618 motorcycles in the year-ago period.

Revenue from motorcycle parts and accessories was $165.6 million during the quarter compared to $169.3 million the year-ago period. Revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $75.0 million compared to $75.9 million in the year-ago period.

Gross margin for the Motorcycles segment was 30.5 percent in the fourth quarter of 2014 compared to 31.5 percent in the fourth quarter of 2013. Fourth-quarter operating margin for the Motorcycles segment was 3.5 percent compared to operating margin of 5.9 percent in last year's fourth quarter.

Twelve-Month Results: For the full year 2014, the Company shipped 270,726 motorcycles to dealers and distributors, a 3.9 percent increase compared to 2013 and in line with guidance. Full-year revenue from motorcycles was $4.39 billion compared to $4.07 billion in the year-ago period. Revenue from parts and accessories was $875.0 million compared to $873.1 million in 2013. Revenue from general merchandise was $284.8 million compared to $295.9 million in the prior year. Full-year gross margin for the Motorcycles segment was 36.4 percent, and operating margin was 18.0 percent compared to 35.4 percent and 16.6 percent respectively in 2013.

Financial Services Segment Results
Operating income from financial services was $62.4 million in the fourth quarter of 2014 compared to $61.3 million in last year's fourth quarter. Full-year 2014 operating income from financial services was $277.8 million compared to $283.1 million in 2013. Results for the fourth quarter and full year reflect the impact of higher credit losses.

Guidance
Harley-Davidson expects to ship 282,000 to 287,000 motorcycles to dealers and distributors worldwide in 2015, an approximate 4 to 6 percent increase from 2014 shipments. In the first quarter of 2015, the Company expects to ship 79,000 to 84,000 motorcycles compared to 80,682 motorcycles shipped in the year-ago period. The Company expects full-year 2015 operating margin of approximately 18 to 19 percent for the Motorcycles segment. The Company expects 2015 capital expenditures for Harley-Davidson, Inc. of $240 million to $260 million.

Income Tax Rate
For the full year 2014, Harley-Davidson's effective tax rate was 34.2 percent compared to 34.1 percent in 2013. The Company expects its full-year 2015 effective tax rate will be approximately 35.5 percent.

Cash Flow
Cash and marketable securities totaled $964.0 million at year-end 2014 compared to $1.17 billion at year-end 2013. In 2014, Harley-Davidson generated $1.15 billion of cash from operating activities compared to $977.1 million in 2013. On a discretionary basis, the Company repurchased 3.3 million shares of Harley-Davidson, Inc. common stock during the fourth quarter of 2014 at a cost of $222.1 million. For the full year 2014, Harley-Davidson repurchased 9.1 million shares of its common stock at a cost of $604.0 million. In the fourth quarter of 2014, there were approximately 214.4 million Harley-Davidson weighted-average diluted common shares outstanding. At the end of 2014, 20.9 million shares remained on board-approved share repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss fourth-quarter and full-year results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click "Events and Presentations" under "Resources." The audio portion of today's call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed through Feb. 12, 2015, by calling 404-537-3406 or toll-free in the U.S. at 855-859-2056, pin number 57237851#.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) continue to develop the capabilities of its distributors and dealers and manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (v) manage risks that arise through expanding international manufacturing, operations and sales, (vi) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles,  (vii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (viii) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (ix) detect any issues with our motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (x) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xi) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (xii) develop and introduce products, services and experiences that are successful in the marketplace, (xiii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (xiv) execute its flexible production strategy, (xv) balance production volumes for its new motorcycles with consumer demand, (xvi) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, and (xx) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company's independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Kristen Cunningham, +1-414-343-4251, or Financial, Amy Giuffre, +1-414-343-8002

# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Motorcycles & Related Products revenue	$1,031,150	$1,032,292	$5,567,681	$5,258,290
Gross profit	314,210	324,745	2,025,080	1,862,372
Selling, administrative and engineering expense	278,325	264,451	1,021,933	993,894
Restructuring benefit	—	(418)	—	(2,131)
Operating income from Motorcycles & Related Products	35,885	60,712	1,003,147	870,609

Financial Services revenue	169,007	158,342	660,827	641,582
Financial Services expense	106,559	97,018	382,991	358,489
Operating income from Financial Services	62,448	61,324	277,836	283,093

Operating income	98,333	122,036	1,280,983	1,153,702
Investment income	1,559	1,313	6,499	5,859
Interest expense	15	11,258	4,162	45,256
Income before income taxes	99,877	112,091	1,283,320	1,114,305
Provision for income taxes	25,402	36,682	438,709	380,312
Net income	$74,475	$75,409	$844,611	$733,993

Earnings per common share:
Basic	$0.35	$0.34	$3.90	$3.30
Diluted	$0.35	$0.34	$3.88	$3.28

Weighted-average common shares:
Basic	213,064	220,546	216,305	222,475
Diluted	214,439	222,241	217,706	224,071

Cash dividends per common share	$0.275	$0.210	$1.100	$0.840

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$906,680	$1,066,612
Marketable securities	57,325	99,009
Accounts receivable, net	247,621	261,065
Finance receivable, net	1,916,635	1,773,686
Inventories	448,871	424,507
Restricted cash	98,627	144,807
Other current assets	272,336	219,117
Total current assets	3,948,095	3,988,803
Finance receivables, net	4,516,246	4,225,877
Prepaid pension costs	—	244,871
Other long-term assets	1,063,756	945,489
	$9,528,097	$9,405,040
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$646,185	$667,129
Short-term debt	731,786	666,317
Current portion of long-term debt	1,011,315	1,176,140
Total current liabilities	2,389,286	2,509,586
Long-term debt	3,761,528	3,416,713
Pension and postretirement healthcare liabilities	279,192	252,536
Other long-term liabilities	188,805	216,719

Total shareholders’ equity	2,909,286	3,009,486
	$9,528,097	$9,405,040

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2014	December 31, 2013
Net cash provided by operating activities	$1,146,677	$977,093

Cash flows from investing activities:
Capital expenditures	(232,319)	(208,321)
Finance receivables, net	(555,178)	(412,011)
Net change in marketable securities	41,010	35,110
Other	1,837	16,355
Net cash used by investing activities	(744,650)	(568,867)

Cash flows from financing activities:
Repayments of senior unsecured notes	(303,000)	—
Proceeds from issuance of medium-term notes	991,835	—
Repayments of medium-term notes securitization debt	(526,431)	(27,858)
Proceeds from securitization debt	847,126	647,516
Repayments of securitization debt	(834,856)	(840,387)
Net increase in credit facilities and unsecured commercial paper	63,945	371,085
Borrowings of asset-backed commercial paper	84,907	88,456
Repayments of asset-backed commercial paper	(77,800)	(78,765)
Net change in restricted cash	22,755	43,201
Dividends paid	(238,300)	(187,688)
Purchase of common stock for treasury	(615,602)	(479,231)
Excess tax benefits from share-based payments	11,540	19,895
Issuance of common stock under employee stock option plans	37,785	50,567
Net cash used by financing activities	(536,096)	(393,209)

Effect of exchange rate changes on cash and cash equivalents	(25,863)	(16,543)

Net decrease in cash and cash equivalents	$(159,932)	$(1,526)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,066,612	1,068,138
Net decrease in cash and cash equivalents	(159,932)	(1,526)
Cash and cash equivalents - end of period	$906,680	$1,066,612

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$784,535	$781,772	$4,385,863	$4,067,510
Parts & Accessories	165,581	169,296	875,019	873,075
General Merchandise	75,044	75,876	284,826	295,854
Other	5,990	5,348	21,973	21,851
	$1,031,150	$1,032,292	$5,567,681	$5,258,290
MOTORCYCLE SHIPMENTS:
United States	28,554	27,202	173,994	167,016
International	18,603	19,416	96,732	93,455
Total	47,157	46,618	270,726	260,471
MOTORCYCLE PRODUCT MIX:
Touring	22,364	20,486	122,481	107,213
Custom	15,324	18,222	91,426	102,950
Sportster® / Street	9,469	7,910	56,819	50,308
Total	47,157	46,618	270,726	260,471

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
North America Region
United States	26,957	27,387	171,079	168,863
Canada	1,118	1,186	9,871	11,062
Total North America Region	28,075	28,573	180,950	179,925
Europe, Middle East and Africa Region (EMEA)
Europe(2)	6,115	5,636	38,491	36,076
Other	1,708	1,563	6,832	6,533
Total EMEA Region	7,823	7,199	45,323	42,609
Asia Pacific Region
Japan	2,751	2,583	10,775	10,751
Other	5,370	4,530	19,299	16,139
Total Asia Pacific Region	8,121	7,113	30,074	26,890
Latin America Region	3,130	2,990	11,652	11,415

Total Worldwide Retail Sales	47,149	45,875	267,999	260,839

Total International Retail Sales	20,192	18,488	96,920	91,976
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
United States(2)	313,627	305,852
Europe(3)	319,801	281,844

(1) Data includes on-road 601+cc models. On-road 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.